EXHIBIT 99.1

Diane Dayhoff
Staff Vice President Finance
1600 Smith Street, HSQII
Houston, Texas 77002

March 22, 2002

Dear Investors and Analysts:

As you have heard by now, we made the announcement earlier this week to eliminate paying "base" commissions to travel agents for tickets sold in the US and Canada. We estimate this will reduce our commission expense by approximately $100 million on an annual basis.

Last week we successfully tapped the capital markets by pricing a public offering of $329 million of pass through certificates. This completes our aircraft financing requirements for the twenty Boeing aircraft scheduled for delivery this year.

Earlier in the quarter we finalized our revised schedule of aircraft orders with The Boeing Company. Continental deferred twenty-eight aircraft originally scheduled to deliver in 2002. These twenty-eight deferred aircraft, along with our other thirty-nine outstanding orders, will deliver between late 2003 and mid 2008. Other fleet related news includes our announcement that in the first quarter we will be taking a charge of $52 million ($83 million before taxes) in connection with the permanent grounding and retirement of our DC-10-30 fleet.

Our offering of $200 million of 4 1/2% Convertible Notes that closed in February will help us meet our year-end cash balance target of $1.5 billion. The Notes are due in January 2007, are convertible at a price of $40 per share and will not be redeemable prior to January 2005. In part due to this transaction, we anticipate ending the first quarter 2002 with a cash balance of approximately $1 billion.

And the most significant announcement for our customers this quarter was the unveiling of our enhanced BusinessFirst seat. The enhanced seat, which is the widest business class seat in the world, features several improvements to provide more comfort for customers including a deeper recline and 6 1/2 feet of sleeping space. Our plan is to have the new BusinessFirst seats installed in all our Boeing 777 aircraft by the end of October. You can preview some of the enhancements of our new product by visiting our website at www.continental.com.

Updated guidance for several financial and operational statistics is provided on Attachment A.

If you should have any questions regarding this information, please do not hesitate to contact us.

Sincerely,

Diane Dayhoff

This letter contains forward-looking statements that are not limited to historical facts, but reflect our current beliefs, expectations or intentions regarding future events. In connection therewith, please see the risk factors set forth in our 2001 10-K and our other securities filings, which identify important matters such as terrorist attacks and the resulting regulatory developments and costs, our recent operating losses and special charges, our high leverage and significant financing needs, our historical operating results, the significant cost of aircraft fuel, labor costs, certain tax matters, the Japanese economy and currency risk, competition and industry conditions, regulatory matters and the seasonal nature of the airline business, that could cause actual results to differ materially from those in the forward-looking statements.